                                                                    EXHIBIT 99.1


--------------------------------------------------------------------------------
2003 HIGHLIGHTS
--------------------------------------------------------------------------------


                                          2003                   2002
                                     ---------------        ---------------
FOR THE YEAR: ($ IN THOUSANDS)
Net sales                            $     6,320,456        $     5,846,864
Net earnings (1)                              83,538                 98,887
Allocated patronage refunds                   40,045                 96,900
Cash returned to members                      24,380                 37,878
                                     ---------------        ---------------
AT YEAR END: ($ IN THOUSANDS)
Total assets                         $     3,398,156        $     3,246,322
Working capital                              459,052                208,654
Long-term debt                             1,065,382              1,007,308
Equities                                     896,656                911,513
                                     ---------------        ---------------
FINANCIAL MEASURES:
Return on equity                                 9.2%                  11.8%
Return on invested capital                       8.0%                   8.6%
Long-term debt-to-capital                       52.6%                  51.1%
Current ratio                                   1.42                   1.18
                                     ---------------        ---------------
MEMBERSHIP:
Member associations                            1,284                  1,321
Individual members                             6,056                  6,312
                                     ---------------        ---------------


(1) Includes gain on legal settlements of $16,295 and $129,254, net of income taxes, in 2003 and 2002, respectively.


Table of Contents

 2. Letter to Stakeholders
 3. Dairy Foods
 6. Ag Services
 8. Board of Directors
10. Financial Overview
12. Consolidated Statements of Operations
13. Consolidated Balance Sheets
14. Consolidated Statements of Cash Flows
15. Consolidated Statements of Equities
16. Notes to Consolidated Financial Statements
28. Report of Management and Independent Auditors' Report
29. Ten Years in Review and Senior Strategy Team

SHARPENING OUR FOCUS

AT LAND O'LAKES, INC., WE'RE INTENSELY
FOCUSED ON DRIVING PERFORMANCE AND
EARNINGS, STRENGTHENING THE BALANCE         (PHOTO OF JOHN CAMARA, WIFE GLENDA,
SHEET, AND POSITIONING OUR CORE           SONS RYAN, CRAIG, AND CLEO AND DEXTER)
BUSINESSES TO DELIVER OPTIMAL VALUE AND
CONTRIBUTE TO OUR MEMBERS' LONG-TERM
SUCCESS...BOTH ON AND OFF THE FIELD.

JOHN CAMARA, JR., HIS WIFE GLENDA, AND
SONS RYAN, 26, AND CRAIG, 22, ALONG WITH
CLEO AND DEXTER, FOCUS THEIR ATTENTION
ON THEIR TWO 500-COW DAIRIES AND MORE
THAN 330 ACRES OF BARLEY, CORN, WHEAT,
FORAGE AND ALFALFA.

(PHOTO OF JIM D. FIFE
  AND JOHN E. GHERTY)        DEAR STAKEHOLDERS

Land O'Lakes continues to focus on building a farmer-owned system with the size, scale and level of performance necessary to compete and win, long-term, on behalf of members.

       That focus is driven by the recognition that our success as a business and as a cooperative are closely linked. Our view of the future is shaped by the realization, articulated in our strategic plans, that "Only through the achievement of our business and financial objectives will the organization accumulate the resources and influence required to successfully fulfill the economic, social and political expectations of our owners."

       The importance of business performance, and our dedication to balance sheet strength, becomes even clearer when you consider the changes we continue to see in the economic and agricultural environment:

o The change, in the country, from the view of farming as a way of life to one of production agriculture as a business;

o The shift from a relatively uniform membership to an increasingly segmented member base in which large farm operations represent a growing portion of our system's business;

o The change from a regional agribusiness environment and marketplace to a national, even global, market typified by ongoing consolidation and growth;

o The change from an agriculture-friendly policy environment to one dominated by urban representation and concerns; and

o A new era in financing that sees cooperatives facing increased capital needs, while dealing less with smaller, less formal, ag-oriented banks and more with large, complex, very structured commercial institutions.

       Your board and management have developed a basic set of organizational beliefs regarding what it will take to succeed - as a business and as a cooperative - in this changing environment. Those beliefs focus on the strategic importance of competitive size and scale, business performance and financial results, balance sheet strength, portfolio management, the quality of our people and system focus.

A YEAR OF TRANSITION

As we consider the basic focus of these beliefs, 2003 was a transition year for our system. In the late 1990s, right through to 2001, we concentrated intensely on size and scale. During that period, we achieved significant growth in all our core businesses. This growth, while necessary from a strategic and competitive point of view, at times came at the expense of short-term performance and balance sheet strength.

       As we moved into 2003, while we continued to pursue growth-related cost savings, we intensified our focus on customers, performance and balance sheet strength.

       Our sharpened focus on performance is reflected in 2003 results. Overall, we recorded $84 million in 2003 net earnings. While this is down from $99 million in 2002, when you factor out the impact of legal settlements and other one-time gains and losses, earnings from operations were up significantly.

       The past year also saw an intensified focus on balance sheet strength, as we paid down term debt by $131 million. Importantly, as we closed the year, we improved our capital structure with the completion of a new financing package which included a favorable restructuring of existing debt and a three-year extension of our revolving line of credit. This debt restructuring effort (which did not increase our debt level) enabled us to take advantage of declining long-term interest rates, spread term debt payments over a longer period and maintain strong liquidity.

FEED

Our Feed strategies continued to evolve in 2003, as we moved from the focus on strategic growth reflected in the 2001 acquisition of Purina Mills, to 2002's sharp internal focus on the capturing of growth-related cost savings, to 2003's intense focus on customers. Going forward, Feed's priorities are strengthening its focus on members and customers, leveraging brand strength, building livestock feed volumes and achieving optimal efficiency and productivity, while providing customers with high-quality service. Early in 2004, for example, Feed began a regional market-aligned restructuring intended to bring the management of the manufacturing, distribution, customer service and sales functions even closer to the customer.

       Looking at 2003 performance, key areas of strength were companion animals, beef feed, horse feed and animal milk replacers. Challenges in the livestock/commodity feed markets, however, were reflected in reduced volume and earnings in that segment. Feed continued its sharp focus on customers, operating efficiency and the effective leveraging of our LAND O LAKES and Purina brands. The end result was that Feed reported positive earnings for the year and is well positioned for 2004.

DAIRY FOODS

Looking back over the past six or seven years, Land O'Lakes realized significant growth in Dairy Foods. Our focus has been on building an efficient, strategically located infrastructure; continuing to grow and leverage the strength of our brand; enhancing our people power; maximizing supply chain efficiency in terms of cost and customer service; and leveraging market- and customer-focused research and development and product innovation to build competitive advantage. We will remain sharply focused on these core strategies going forward.

       In 2003, Dairy Foods was intensely dedicated to performance and value. That focus produced strong Value Added volumes and earnings - driven by the value of our brand and the performance of our cornerstone Butter and Superspreads, Foodservice and Deli Cheese businesses.

       The importance of our commitment to driving earnings in our Value Added business was amplified by the challenges we faced in the Industrial (manufacturing) side of Dairy Foods, where milk production levels continued to adversely affect the profitability of the domestic dairy manufacturing infrastructure. While the past year saw notable improvement in our Industrial performance, we continued to realize losses in this segment.

       From Land O'Lakes perspective, our Industrial operations will continue to be guided by two key principles: First, our responsibility to provide a market for member milk and optimize the value captured from the marketplace; Second, given ongoing shifts in milk production, to work with other organizations to optimize the use of - and return from - manufacturing assets on a regional basis.

       As dairy production declines in the Midwest and East, we have been aggressive in seeking partnerships with others. Simply owning plants for the sake of owning plants does not serve our goal of optimizing member returns.

       Looking to the West, we are completing the Phase I start-up of our new world-scale mozzarella and whey production facility - Cheese and Protein International (CPI). The equipment for Phase II is being installed now and we will be ready for additional production by the second half of 2004. Phase II will significantly lower per-unit production costs and, long-term, this plant will be a strategic, least-cost and profitable asset for our system and our members.

SEED

Seed, in recent years, has completed aggressive growth initiatives - becoming the nation's third-largest farm seed company. Seed is now focused on translating that growth into enhanced performance. In 2003, Seed achieved record earnings, driven by positive performance that included increased volume, aggressive cost-reduction efforts and the continued growth of the CROPLAN GENETICS brand.

       The foundation of Seed's strategy going forward will be to build upon "knowledge" as a key point of difference, putting the best-trained and best-equipped workforce in the field; to continue to grow the CROPLAN GENETICS brand; to be the industry's technology leader, delivering the very best in seed genetics and traits to customers; and to leverage the strength of the cooperative distribution system, helping local cooperative dealers build sales and earnings.

AGRONOMY

Land O'Lakes position in Agronomy is defined by our 50-percent ownership in the Agriliance joint venture - the nation's leading marketer of crop production inputs. This joint venture, established in 2000, initially focused on integrating the diverse systems and cultures of the organizations that came together to form Agriliance. Over time, that focus shifted toward capturing significant growth-related cost savings and, most recently, to delivering on the full performance potential of the new, larger organization.

       Despite a very tough industry environment, shaped by such forces as the impact of high natural gas prices on the ability of domestic crop nutrient manufacturers to remain competitive and a declining crop protection products market, Agriliance has translated its continuing focus on performance and its dedication to customer service into increased earnings in each of its past three fiscal years.

LAYERS/EGGS

The past year was also a transition year in our Layers/Eggs business, which we conduct through our MoArk joint venture. Recent years have seen us grow this business to a top-three position in the shell eggs and processed egg products market. Going into 2003, translating that growth into improved performance was a key priority. Thanks to a combination of significant market improvements, our increased size and scale, our focus on performance and the ability to leverage our brands (LAND O LAKES and Eggland's Best), earnings were up significantly. These performance-focused efforts will continue in 2004.

VISION FOR THE FUTURE

As Land O'Lakes looks to the future, we remain dedicated to our Vision of "being one of the best food and agricultural companies in the world." Our focus on performance remains sharp, our dedication to our cooperative responsibilities steadfast and our passion for delivering value to members and customers strong.


Sincerely,

/s/ JIM D. FIFE

Jim D. Fife
Chairman of the Board


/s/ JOHN E. GHERTY

John E. Gherty
President and Chief Executive Officer

                                                             (LAND O LAKES LOGO)

Sharpening our focus was a clear objective for Dairy Foods in 2003. This effort resulted in $6 million in earnings before income taxes, a $37 million improvement in earnings versus 2002.

         This improvement was led by another record year of profits by both the Deli and Foodservice groups, another very strong year for retail butter volume, and significant improvement in earnings versus a year ago in Midwest operations. The start-up investment at Cheese and Protein International (CPI) continues and significant quality improvements were made throughout the year. Excluding the start-up investment in CPI, Dairy Foods earnings before income taxes were $41 million in 2003.

         Deli Cheese record profits were created by focusing on our higher margin branded deli products: LAND O LAKES, Alpine Lace and New Yorker. New products, self-service shinglepack and deli chunks, were also introduced and brought additional convenience to the deli case.

         Foodservice focused its efforts on full-service restaurants, casual dining and mid-scale dining, as well as the school management service business, which resulted in exceptional volume growth of 8 percent. New products, cheddar and jalapeno cheese sauce cups, as well as tortilla wrapped cheese sticks, were introduced by the school management team as they continued to bring innovation and convenience to their customers.

         Retail butter closed 2003 with a very strong fourth quarter, which contributed to full year volume growth of 5 percent. This business unit also brought the first significant new products to the category with the successful launch of LAND O LAKES(R) Spreadable Butter with Canola Oil and LAND O LAKES(R) Soft Baking Butter with Canola Oil. These products received positive support from customers and consumers.

         Dairy Foods magazine named these products among the top dairy foods new products for 2003. Dairy case cheese faced a challenging year amidst intense competition and a grocers' strike in our key western market. However, this business unit successfully repositioned the Lake to Lake brand to the LAND O LAKES brand in Southern California for a sharper focus, enhanced efficiency and improved long-term growth potential. This unit also rolled out new snack cheese items and deli-style slices into the dairy case.


(PICTURE) FOCUS ON DAIRY FOODS

                                                             (LAND O LAKES LOGO)

         Other successes in 2003 included continued strong profit growth in the dry cheese and seasoning businesses, as we delivered on our reputation for the highest product quality and customer service.

         The International Development Division (IDD) had a record year, receiving $34 million in funding for new projects. IDD also expanded its participation with USAID funded school feeding program to five countries, feeding over one million school children per day.

         Very importantly, in 2003 we sharpened our focus and made significant progress in improving performance in our manufacturing and supply chain. This included making tough decisions to streamline and take waste out of manufacturing systems through the closing of the Perham and Gustine cheese facilities. Additionally, the product mix was adjusted at the Melrose Dairy Protein facility to focus on higher-margin specialty Italian cheese and at the Denmark location to increase the volume of provolone cheese. Our focus on streamlining manufacturing plants and supply chain is paying off. The Grocery Manufacturers Association recognized our supply chain system as being in the top 10% in costs as compared to industry peers; in the top 25% in service level; and for having customer service cycle time a day better than the industry average.

         In the East, a new partnership in the area of milk hauling and assembly was also achieved and efficiencies from shared hauling are being realized.

         At CPI, our world-scale mozzarella and whey facility, there were many start-up challenges. However, improvements were achieved in all areas. By year end, customer acceptance levels were over 97 percent and throughput was meeting or exceeding start-up expectations. CPI represents a substantial current investment and we'll complete Phase II in 2004. CPI will be an investment that will well position Land O'Lakes for strong future earnings in the commodity whey and mozzarella markets, for the long haul.

         2003 was a year of significant improvements in our business. We sharpened our focus on our strong brand, new product innovation and the relentless drive for effectiveness and efficiency in our manufacturing system. This sharp and intense focus is continuing into 2004.


(PICTURE) FOCUS ON DAIRY FOODS

                                                     (LAND O LAKES(R) FEED LOGO)

In 2003, producers, member cooperatives and Land O'Lakes Ag Services business units faced a challenging environment, shaped by low commodity and animal prices early in the year, continuing consolidation among customers and competitors, and significant geographic shifts in livestock and dairy production.

         In the face of these challenges, Feed, Layers, Seed, Swine and Agronomy each took aggressive steps to sharpen their focus on the execution of key strategies and sound operational practices.

         Overall, Feed was well positioned to respond to challenging market conditions last year, primarily due to the ambitious integration of Purina Mills. Product and geographic diversity, along with business synergies realized since the late-2001 acquisition of Purina Mills helped offset market conditions. While volumes and earnings were impacted by market conditions, particularly in the livestock/commodity feed segment, there was positive momentum in the fourth quarter. Key areas of strength were companion animals, beef feed, horse feed and animal milk replacers.

         On the research side, Feed made a significant investment in the dairy industry this year, breaking ground on a new dairy research facility at the LongView Animal Nutrition Center in Missouri. Feed also launched new products such as PUSH(TM) sow feed and Rally(TM) dairy feed. Both products were well received in the marketplace.

         Looking ahead, the number-one priority for Feed is member and customer service. Feed is committed to strengthening its focus on members and customers, adding value through its high-performing employees, customer support and structure, products and services, and cutting-edge research and development.

         Finally, 2003 marked the second year of the three-year integration of Purina Mills. Capturing gains in operational productivity and efficiency, while providing customers with high-quality service, remain priorities.

         MoArk, Land O'Lakes joint venture in layers/eggs, took advantage of a dramatic upswing in egg prices this past year. Many factors contributed to record-level egg prices. Primary drivers included lower egg supplies, due to smaller flock numbers and regional flock health issues, and the low-carb trend, which spurred millions of dieters to search for an inexpensive source of protein.

(PICTURE) FOCUS ON AG SERVICES

                                                               (AGRILIANCE LOGO)

         MoArk's good fortune would not have been possible without the organization's vigilant efforts to reduce costs, capture synergies and leverage the LAND O LAKES brand. The company has moved beyond the test-marketing phase of its higher-margin branded eggs and is experiencing strong sales in the markets where these products are available.

         Citing continued growth, particularly in soybean and corn sales, paired with aggressive cost-reduction efforts, the Croplan Genetics division had record sales and earnings before income taxes in 2003. The Seed division has continued its strategy of partnering with local cooperatives to build sales through the delivery of expertise. This strategy continues to pay off because of the cooperative staff's knowledge of their producers' operations. An exceptional sales force, great products and efficiently-run operation have propelled Seed to become the third-largest crop seed company in the United States.

         Turning to Swine, great headway was made in the restructuring of this business. While significant losses continued, Swine leaders have taken steps to stem future losses by exiting higher-risk ventures. The ultimate goal is to reduce risk, scale and capital usage, while preserving the components of the Swine program that are of greatest value to members.

         The Agriliance agronomy joint venture had its third consecutive year of increased earnings. The division attributes these positive earnings to increased field sales efforts and prudent resource management.

         Agriliance has sharpened its focus by revamping its customer segmentation and marketing approach. It successfully reorganized much of the company, creating a more accurate and responsive organization. AgriSolutions(TM) product introductions also helped the bottom line. In addition, many other operational and logistical enhancements have been made this past year that will position the company well for the coming growing season.

         While 2004 will continue to present challenges similar to last year, the Ag Services group is confident in the progress it has made. Each business is taking the steps necessary to promote long-term stability and performance. Across the board, a sharper focus means getting back to the basics and continuing to build upon past successes.

(PICTURE) FOCUS ON AG SERVICES

BOARD OF DIRECTORS
AG REGIONS


                         (UNITED STATES OF AMERICA MAP)

(PICTURE)                   (PICTURE)                        (PICTURE)

Kevin Kepler                Harley Buys                      Larry Wojchik
Hillsboro, Wis.             Edgerton, Minn.                  Clear Lake, Wis.
1                           1                                1


(PICTURE)                   (PICTURE)                        (PICTURE)

Jim Miller                  Doug Reimer                      Dave Reinders
Hardy, Neb.                 Guttenberg, Iowa                 George, Iowa
2                           2                                2

(PICTURE)                                (PICTURE)

Kelly Davidson                           Richard Epard
Andale, Kan.                             Colby, Kan.
3                                        3

(PICTURE)                                (PICTURE)

Ronnie Mohr                              Robert Marley
Greenfield, Ind.                         Seymour, Ind.
4                                        4

(PICTURE)                                (PICTURE)

Jim Fife                                 John Long
Wenatchee, Wash.                         Gackle, N.D.
5                                        5

(PICTURE)

Bobby Moser
Columbus, Ohio
Advisory

Board of Directors
DAIRY REGIONS

                         (UNITED STATES OF AMERICA MAP)


(PICTURE)                   (PICTURE)                        (PICTURE)

Larry Kulp                  Ken Schoenberg                   Pete Kappelman
Martinsburg, Pa.            Shippensburg, Pa.                Two Rivers, Wis.
51                          56                               68


(PICTURE)                   (PICTURE)                        (PICTURE)

Lynn Boadwine               Manuel Maciel                    Charles Lindner
Baltic, S.D.                Hanford, Calif.                  Greenwood, Wis.
65                          80                               68


(PICTURE)                   (PICTURE)                        (PICTURE)

Ben Curti                   Cornell Kasbergen                John Zonneveld
Tulare, Calif.              Tulare, Calif.                   Laton, Calif.
80                          80                               80


(PICTURE)                   (PICTURE)                        (PICTURE)

Bob Winner                  Paul Kent                        Gordon Hoover
Moorestown, N.J.            Mora, Minn.                      Gap, Pa.
55                          66                               53

--------------------------------------------------------------------------------
FINANCIAL OVERVIEW
--------------------------------------------------------------------------------


SEGMENT OVERVIEW

Land O'Lakes operates in six segments: Dairy Foods, Feed, Seed, Swine, Agronomy and Layers. The Dairy Foods segment produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. The Seed segment markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Swine produces and markets both young feeder pigs and mature market hogs. The Agronomy segment, through investments in CF Industries, Inc. and Agriliance LLC, manufactures, markets and distributes crop nutrient and crop protection products. Layers, through MoArk LLC, produces and markets shell and liquid egg products.

SALES AND EARNINGS

NET SALES for Land O'Lakes, Inc. and subsidiaries (the "Company") in 2003 were $6.3 billion compared with $5.8 billion in 2002, an increase of $474 million. Excluding the effect of the consolidation of MoArk, which began July 1, 2003, net sales in 2003 increased $156 million or three percent over last year.

SALES
($ in billions)
                  99       00       01       02       03
                 ----     ----     ----     ----     ----
                 $5.6     $5.7     $5.9     $5.8     $6.3

       Dairy Foods segment sales increased slightly in 2003,mainly due to higher market prices for butter and cheese products and volume gains in butter and foodservice cheese. Feed segment sales were also up slightly, largely due to the effects of higher commodity prices for feed ingredients, volume growth in horse, lab and companion animal feeds within the lifestyle feed category and the consolidation of an animal health, farm and ranch product joint venture. Volume declines within the livestock feed category partially offset the increase. Improved prices for market hogs led to an increase in Swine segment sales in 2003. Higher Seed segment sales were mainly attributed to volume growth and product mix changes in both proprietary and partnered crop seed.

NET EARNINGS for Land O'Lakes in 2003 were $83.5 million compared with $98.9 million in 2002, a decrease of $15.4 million. Net earnings in 2003 were impacted by a reduction in gain on legal settlements, net of income taxes, of $113.0 million. Excluding this reduction, the Company's net earnings increased $97.6 million in 2003.

       Land O'Lakes net earnings, excluding the effect of gain on legal settlements, improved considerably in 2003. Net earnings were favorably impacted by the effects of higher market prices for dairy and egg products, higher prices for market hogs and volume growth in the Seed and Layers segments. Other significant factors contributing to this improvement included cost-reduction initiatives, increased earnings from equity in affiliated companies, reduced one-time costs related to the integration of Purina Mills, gains on the sale of manufacturing facilities and reduced restructuring and impairment charges. The change in net earnings includes an increase in unrealized hedging gains of $10.7 million, net of income taxes.

       Dairy Foods segment earnings in 2003 increased as a result of improved margins for dairy products attributed to higher market prices and lower production costs, volume gains in foodservice cheese, gains from the sale of two cheese plants and reduced restructuring and impairment charges. Additional losses associated with the production of mozzarella cheese, largely due to the continuation of plant start-up costs in California and depressed mozzarella prices, partially offset the earnings increase. Feed segment earnings, excluding the effect of gain on legal settlements, improved due to stronger margins and volume growth in horse, lab and companion animal feeds within lifestyle feed, stronger margins in ingredient sales, reduced one-time costs related to the integration of Purina Mills and cost-reduction efforts. This improvement was partially offset by reduced volumes and margins in livestock feed, which were affected by an excess supply of animal protein in the market and restructuring within the swine and dairy industries. Layers segment earnings increased in 2003 due to higher egg prices, which averaged $0.93 per dozen compared with $0.72 per dozen last year. Losses in the Company's Swine segment were reduced due to higher prices in 2003 for market hogs. Double-digit volume growth in corn and soybean crop seed led to higher earnings in the Seed segment.

       Earnings from equity in affiliated companies increased in 2003, primarily from Land O'Lakes investments within the Agronomy and Layers segments. This increase in earnings was attributed to the effects of improved crop protection and crop nutrient product margins in Agronomy and higher prices for eggs in Layers.

NET EARNINGS
($ in millions)
                            99         00       01        02        03
                          ------     ------    -----     -----     -----
                          $ 21.4     $102.9    $71.5     $98.9     $83.5

FINANCIAL CONDITION

DEBT is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2003 were $80.7 million compared with $37.8 million at December
31, 2002. Excluding the effect of the consolidation of MoArk (which increased notes and short-term obligations $25.1 million at year end), short-term debt increased $17.8 million in 2003.

       Long-term debt, including current portion, was $1,073.2 million at December 2003 compared with $1,111.9 million at December 31, 2002. Excluding the effect of the consolidation of MoArk (which increased long-term debt $75.8 million at year end), long-term debt decreased $114.5 million in 2003.

       At December 31, 2003, long-term debt included a $250 million revolving credit facility, a bank term loan due in 2006 and an institutional term loan due in 2008. As of December 31, 2003, the revolver was undrawn and the outstanding balances on the bank term loan and the institutional term loan were $92.5 million and $152.4 million, respectively. All of these facilities are senior debt and are secured by substantially all of the assets of Land O'Lakes. Interest rates on these loans are based upon the London Inter-Bank Offered Rate, plus applicable spreads.

       In mid-December 2003, a 7-year senior secured note offering for $175 million was completed with the proceeds used to repay borrowings under the outstanding term loans. These notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver, bank term loan and institutional term loan. In addition, $350 million of unsecured notes are outstanding, which carry a coupon rate of 8 3/4 percent and are due in 2011.

       The Company's capital securities, which are also included in long-term debt, of $190.7 million carry a coupon interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other debt.

       Land O'Lakes long-term debt-to-capital was 52.6 percent at December 31, 2003 compared with 51.1 percent a year ago. Excluding the effect of the MoArk consolidation, long-term debt-to-capital was 50.9 percent at December 31, 2003.

LONG-TERM DEBT-TO-CAPITAL
(as a percentage)
                            99        00        01        02        03
                          ------     -----     -----     -----     -----
                            46.6%     43.5%     56.1%     51.1%     52.6%


       As of December 31, 2003, the Company's senior secured debt rating was B+ (Standard & Poor's) and B1 (Moody's). The senior secured notes were rated B (Standard & Poor's) and B2 (Moody's) and the senior unsecured note rating was B- (Standard & Poor's) and B3 (Moody's). Additionally, the Company's capital securities ratings were CCC (Standard & Poor's) and Caa1 (Moody's).

OBLIGATIONS UNDER CAPITAL LEASE at December 31, 2003 were $110.0 million, which represents the present value of the future minimum lease payments for the leases of CPI and MoArk. CPI, a 96%-owned subsidiary, leases the real property and certain equipment relating to its cheese manufacturing and whey processing plant in Tulare, CA. The lease balance was $99.2 million at December 31, 2003. MoArk, a 57.5%-owned subsidiary, leases land, buildings and equipment at various locations. MoArk had a lease balance of $10.8 million at December 31, 2003.

EQUITIES at December 31, 2003 were $896.7 million compared with $911.5 million at December 31, 2002. The decrease of $14.8 million resulted from equity revolvement, age retirements, estate redemptions, patronage refunds payable and a minimum pension liability adjustment of $65.6 million, net of income tax. This decrease was partially offset by $83.5 million in net earnings.

EQUITIES
($ in millions)
                            99         00        01        02         03
                          -------    ------    ------    ------     ------
                          $   769    $  805    $  837    $  912     $  897

CASH RETURNED TO MEMBERS in 2003 was $24.4 million compared with $37.9 million in 2002. Members received $16.9 million of equity revolvement, $4.2 million of cash patronage related to prior year's earnings, and $3.3 million of age retirement, estate and other payments during the year.

CASH RETURNED TO MEMBERS
($ in millions)
                            99         00        01        02         03
                          -------    ------    ------    ------     ------
                          $  48.7    $ 54.3    $ 46.9    $ 37.9     $ 24.4

PERFORMANCE MEASURES

Land O'Lakes is committed to improving profitability in each core business through the effective use of invested capital and increased returns to members. The Company uses two primary performance measures - return on invested capital ("ROIC") and return on equity ("ROE"). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members' investment in Land O'Lakes.

RETURN ON INVESTED CAPITAL in 2003 was 8.0 percent compared with 8.6 percent in 2002. Land O'Lakes average ROIC for the five-year period ended in 2003 was 8.0 percent.

RETURN ON INVESTED CAPITAL
(as a percentage)
                            99         00        01        02         03
                          -------    ------    ------    ------     ------
                              5.2%      8.9%      9.1%      8.6%       8.0%

RETURN ON EQUITY in 2003 was 9.2 percent compared with 11.8 percent in 2002. This decrease was due to lower earnings and a higher beginning of the year equity. Average ROE for the five-year period ended in 2003 was 9.2 percent.

RETURN ON EQUITY
(as a percentage)
                            99         00        01        02         03
                          -------    ------    ------    ------     ------
                              2.7%     13.4%      8.9%     11.8%       9.2%

SEC REPORTING

Certain of Land O'Lakes debt is registered with the Securities and Exchange Commission ("SEC") and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company's filings can be accessed on the internet at www.sec.gov or the Company's website (www.landolakesinc.com).

CONSOLIDATED STATEMENTS OF OPERATIONS


Land O'Lakes, Inc.
($ in thousands)

Years Ended December 31                             2003            2002            2001
                                                ------------    ------------    ------------
NET SALES                                       $  6,320,456    $  5,846,864    $  5,864,858
Cost of sales                                      5,735,247       5,350,423       5,378,605
                                                ------------    ------------    ------------
Gross profit                                         585,209         496,441         486,253
Selling, general and administrative                  468,341         470,648         382,329
Restructuring and impairment charges                   7,486          31,412           3,733
                                                ------------    ------------    ------------
Earnings (loss) from operations                      109,382          (5,619)        100,191
Interest expense, net                                 82,948          78,671          55,684
Gain on legal settlements                            (22,842)       (155,544)         (2,996)
Other (income) expense, net                           (1,586)         (8,243)         23,117
Equity in earnings of affiliated companies           (57,145)        (22,675)        (48,583)
Minority interest in earnings of subsidiaries          6,366           5,487           6,882
                                                ------------    ------------    ------------
Earnings before income taxes                         101,641          96,685          66,087
Income tax expense (benefit)                          18,103          (2,202)         (5,401)
                                                ------------    ------------    ------------
NET EARNINGS                                    $     83,538    $     98,887    $     71,488
                                                ============    ============    ============

Applied to:
   Member equities
     Allocated patronage refunds                $     40,045    $     96,900    $     70,552
     Deferred equities                                   986         (10,336)          2,708
                                                ------------    ------------    ------------
                                                      41,031          86,564          73,260
   Retained earnings                                  42,507          12,323          (1,772)
                                                ------------    ------------    ------------
                                                $     83,538    $     98,887    $     71,488
                                                ============    ============    ============

See accompanying notes to consolidated financial statements.

                                                     CONSOLIDATED BALANCE SHEETS

Land O'Lakes, Inc.
($ in thousands)

December 31                                                   2003            2002
                                                          ------------    ------------
ASSETS
Current assets:
    Cash and short-term investments                       $    110,274    $     64,327
    Restricted cash                                             20,118              --
    Receivables, net                                           640,146         567,584
    Receivable from legal settlement                                --          96,707
    Inventories                                                496,776         446,386
    Prepaid expenses                                           246,373         189,246
    Other current assets                                        42,006          13,878
                                                          ------------    ------------
        Total current assets                                 1,555,693       1,378,128
Investments                                                    506,641         545,592
Property, plant and equipment, net                             624,631         579,860
Property under capital lease, net                              109,145         105,736
Goodwill                                                       373,083         323,413
Other intangibles                                              102,938         101,770
Other assets                                                   126,025         211,823
                                                          ------------    ------------
        Total assets                                      $  3,398,156    $  3,246,322
                                                          ============    ============

LIABILITIES AND EQUITIES
Current liabilities:
    Notes and short-term obligations                      $     80,703    $     37,829
    Current portion of long-term debt                            7,841         104,563
    Current portion of obligations under capital lease          10,399         108,279
    Accounts payable                                           761,663         701,786
    Accrued expenses                                           216,586         204,629
    Patronage refunds and other member equities payable         19,449          12,388
                                                          ------------    ------------
        Total current liabilities                            1,096,641       1,169,474
Long-term debt                                               1,065,382       1,007,308
Obligations under capital lease                                 99,650              --
Employee benefits and other liabilities                        177,088         104,340
Minority interests                                              62,739          53,687
Equities:
    Capital stock                                                2,125           2,190
    Member equities                                            882,547         873,659
    Accumulated other comprehensive loss                       (65,617)             --
    Retained earnings                                           77,601          35,664
                                                          ------------    ------------
        Total equities                                         896,656         911,513
                                                          ------------    ------------
Commitments and contingencies
                                                          ------------    ------------
Total liabilities and equities                            $  3,398,156    $  3,246,322
                                                          ============    ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Land O'Lakes, Inc.
($ in thousands)

Years Ended December 31                                             2003           2002            2001
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                 $     83,538    $     98,887    $     71,488
   Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Depreciation and amortization                                  113,032         103,699          96,327
      Amortization of deferred financing costs                         7,736           3,063             961
      Bad debt expense                                                 5,222           5,094           1,871
      Proceeds from patronage revolvement received                     5,000           2,061           2,895
      Non-cash patronage income                                       (3,578)         (1,921)         (4,999)
      Receivable from legal settlement                                96,707         (96,707)             --
      Deferred income tax expense (benefit)                           12,511          (5,050)         20,096
      Decrease (increase) in other assets                              5,865         (85,843)        (12,543)
      Decrease in other liabilities                                   (2,216)         (2,301)         (4,527)
      Restructuring and impairment charges                             7,486          31,412           3,733
      Gain on divestitures of businesses                                (684)         (4,992)             --
      Equity in earnings of affiliated companies                     (57,145)        (22,675)        (48,583)
      Minority interests                                               6,366           5,487           6,882
      Other                                                          (12,124)            (74)         (6,153)
   Changes in current assets and liabilities, net of
    acquisitions and divestitures:
      Receivables                                                    (45,433)        (26,087)         37,298
      Inventories                                                    (13,941)         (4,167)         21,139
      Other current assets                                           (58,252)        (22,216)           (200)
      Accounts payable                                                41,549          62,654         124,402
      Accrued expenses                                                35,864         (18,316)        (35,783)
                                                                ------------    ------------    ------------
   Net cash provided by operating activities                         227,503          22,008         274,304

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                        (74,052)        (87,437)        (83,936)
   Acquisitions, net of cash acquired                                     --              --        (371,858)
   Payments for investments                                          (10,297)        (16,226)        (46,189)
   Net proceeds from divestitures of businesses                        1,815          16,070              --
   Proceeds from sale of investments                                   3,000          27,371           5,264
   Proceeds from sale of property, plant and equipment                22,969          24,313          30,224
   Dividends from investments in affiliated companies                 37,356          26,558           3,548
   Increase in restricted cash                                       (20,118)             --              --
   Other                                                               4,105           5,116           1,745
                                                                ------------    ------------    ------------
   Net cash used by investing activities                             (35,222)         (4,235)       (461,202)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease) in short-term debt                             11,683          10,118         (53,812)
   Proceeds from issuance of long-term debt                          185,037           6,057       1,369,528
   Principal payments on long-term debt                             (304,910)        (62,040)       (935,104)
   Principal payments on obligations under capital lease              (9,590)             --              --
   Payments for debt issuance costs                                   (3,486)             --         (20,265)
   Payments for redemption of member equities                        (24,380)        (37,878)        (46,896)
   Other                                                                (688)            128            (378)
   Net cash (used) provided by financing activities                 (146,334)        (83,615)        313,073
                                                                ------------    ------------    ------------
   Net increase (decrease) in cash                                    45,947         (65,842)        126,175
Cash and short-term investments at beginning of year                  64,327         130,169           3,994
                                                                ------------    ------------    ------------
Cash and short-term investments at end of year                  $    110,274    $     64,327    $    130,169
                                                                ============    ============    ============

See accompanying notes to consolidated financial statements.

                                             CONSOLIDATED STATEMENTS OF EQUITIES


Land O'Lakes, Inc.
($ in thousands)


Years Ended December 31, 2003, 2002 and 2001

                                                                                                                Accumulated
                                                                                 Member Equities                      Other
                                                          Capital    -------------------------------------    Comprehensive
                                                            Stock    Allocated      Deferred           Net             Loss
                                                          -------    ---------    ----------    ----------    -------------
BALANCE, DECEMBER 31, 2000                                $ 2,345    $ 774,921    $   (5,980)   $  768,941    $          --
Capital stock issued                                           65           --            --            --               --
Capital stock redeemed                                       (105)          --            --            --               --
2001 earnings, as applied                                      --       70,552         2,708        73,260               --
   Less portion stated as current liability                    --      (19,900)           --       (19,900)              --
Portion of member equities stated as current liability         --       (9,000)           --        (9,000)              --
Cash patronage and redemption of member equities               --      (46,896)           --       (46,896)              --
Redemption included in prior year's liabilities                --       37,493            --        37,493               --
Other                                                          --         (608)        2,570         1,962               --
                                                          -------    ---------    ----------    ----------    -------------
BALANCE, DECEMBER 31, 2001                                  2,305      806,562          (702)      805,860               --
Capital stock issued                                            5           --            --            --               --
Capital stock redeemed                                       (120)          --            --            --               --
2002 earnings, as applied                                      --       96,900       (10,336)       86,564               --
   Less portion stated as current liability                    --       (4,178)           --        (4,178)              --
Portion of member equities stated as current liability         --       (8,210)           --        (8,210)              --
Cash patronage and redemption of member equities               --      (37,878)           --       (37,878)              --
Redemption included in prior year's liabilities                --       28,900            --        28,900               --
Other                                                          --        2,601            --         2,601               --
                                                          -------    ---------    ----------    ----------    -------------
BALANCE, DECEMBER 31, 2002                                  2,190      884,697       (11,038)      873,659               --
Capital stock issued                                            3           --            --            --               --
Capital stock redeemed                                        (68)          --            --            --               --
2003 earnings, as applied                                      --       40,045           986        41,031               --
   Less portion stated as current liability                    --      (11,640)           --       (11,640)              --
Portion of member equities stated as current liability         --       (7,809)           --        (7,809)              --
Cash patronage and redemption of member equities               --      (24,380)           --       (24,380)              --
Redemption included in prior year's liabilities                --       12,388            --        12,388               --
Minimum pension liability adjustment, net of income tax        --           --            --            --          (65,617)
Other                                                          --         (702)           --          (702)              --
                                                          -------    ---------    ----------    ----------    -------------
BALANCE, DECEMBER 31, 2003                                $ 2,125    $ 892,599    $  (10,052)   $  882,547    $     (65,617)
                                                          =======    =========    ==========    ==========    =============




                                                            Retained         Total
                                                            Earnings      Equities
                                                          ----------    ----------
BALANCE, DECEMBER 31, 2000                                $   33,668    $  804,954
Capital stock issued                                              --            65
Capital stock redeemed                                            --          (105)
2001 earnings, as applied                                     (1,772)       71,488
   Less portion stated as current liability                       --       (19,900)
Portion of member equities stated as current liability            --        (9,000)
Cash patronage and redemption of member equities                  --       (46,896)
Redemption included in prior year's liabilities                   --        37,493
Other                                                         (3,545)       (1,583)
                                                          ----------    ----------
BALANCE, DECEMBER 31, 2001                                    28,351       836,516
Capital stock issued                                              --             5
Capital stock redeemed                                            --          (120)
2002 earnings, as applied                                     12,323        98,887
   Less portion stated as current liability                       --        (4,178)
Portion of member equities stated as current liability            --        (8,210)
Cash patronage and redemption of member equities                  --       (37,878)
Redemption included in prior year's liabilities                   --        28,900
Other                                                         (5,010)       (2,409)
                                                          ----------    ----------
BALANCE, DECEMBER 31, 2002                                    35,664       911,513
Capital stock issued                                              --             3
Capital stock redeemed                                            --           (68)
2003 earnings, as applied                                     42,507        83,538
   Less portion stated as current liability                       --       (11,640)
Portion of member equities stated as current liability            --        (7,809)
Cash patronage and redemption of member equities                  --       (24,380)
Redemption included in prior year's liabilities                   --        12,388
Minimum pension liability adjustment, net of income tax           --       (65,617)
Other                                                           (570)       (1,272)
                                                          ----------    ----------
BALANCE, DECEMBER 31, 2003                                $   77,601    $  896,656
                                                          ==========    ==========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands in tables)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS Land O'Lakes, Inc. is a diversified, farmer-owned food and agricultural cooperative serving agricultural producers throughout the United States. Land O'Lakes procures 13 billion pounds of member milk annually, markets more than 300 dairy products and provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed, crop nutrients and crop protection products) and services.

REVENUE RECOGNITION Sales are recognized upon shipment of product to the customer.

STATEMENT PRESENTATION The consolidated financial statements include the accounts of Land O'Lakes, Inc. and wholly-owned and majority-owned subsidiaries and limited liability companies ("Land O'Lakes" or the "Company"). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform to the 2003 presentation.

CASH AND SHORT-TERM INVESTMENTS Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

INVENTORIES Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

DERIVATIVE COMMODITY INSTRUMENTS The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The futures contracts are marked to market each month and gains and losses are recognized in earnings.

INVESTMENTS Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The equity method of accounting is used for investments in other companies in which Land O'Lakes voting interest is 20 to 50 percent. Investments in less than 20 percent-owned companies are stated at cost.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 5 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed. Upon adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, the Company no longer amortizes goodwill except for goodwill related to the acquisition of cooperatives and the formation of joint ventures.

       Other intangible assets consist primarily of trademarks, patents and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over the estimated useful lives, ranging from 2 to 15 years.

RECOVERABILITY OF LONG-LIVED ASSETS The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The Company assesses the recoverability of other long-lived assets whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

INCOME TAXES Land O'Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.

       The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

ADVERTISING AND PROMOTION COSTS Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $52.1 million, $53.9 million and $48.8 million in 2003, 2002 and 2001, respectively.

RESEARCH AND DEVELOPMENT Expenditures for research and development are charged to administrative expense in the year incurred. Total research and development expenses were $29.0 million, $33.3 million and $23.8 million in 2003, 2002 and 2001, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS On January 17, 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51," ("FIN 46"). The primary objectives of FIN 46 are to provide guidance on the identification and consolidation of variable interest entities, or VIEs, which are entities for which control is achieved through means other than through voting rights. As permitted by the Interpretation, the Company early-adopted FIN 46 as of July 1, 2003 and began consolidating its joint venture interest in MoArk LLC ("MoArk"), an egg production and marketing company. FIN 46 was revised in December 2003 and is effective for the Company on January 1, 2005. The revision is not expected to have a significant impact on the Company.

       In May, 2003, the FASB issued Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The statement is effective for the Company as of January 1, 2004. The Company has evaluated the standard and has determined that it will not have an impact on its consolidated financial statements.

       In December 2003, the FASB revised Statement of Financial Accounting Standards 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The statement revises the disclosures about pension and other postretirement benefit plans. It requires additional disclosure regarding changes in benefit obligations and fair value of plan assets. The statement was effective for the Company as of December 31, 2003.

       On January 12, 2004, the FASB issued FASB Staff Position 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (the "Act"). The position permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. Regardless of whether a sponsor elects that deferral, the position requires certain disclosures pending further consideration of the underlying accounting issues. The position is effective for the Company as of December 31, 2003.

ACCOUNTING ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   MOARK LLC CONSOLIDATION AND PLANNED ACQUISITION OF MINORITY INTEREST

At December 31, 2002, the Company carried its 50% ownership interest in MoArk under the equity method with an investment balance of $44.7 million. Osborne Investments, LLC ("Osborne") owned the remaining interest in MoArk. In 2003, the Company increased its ownership from 50% to 57.5% with an additional investment of $7.8 million. In addition, the Company has the right to acquire (and Osborne has the right to require the Company to acquire) the remaining 42.5% of MoArk owned by Osborne for a $42.2 million minimum payment in 2007.

       In accordance with the provisions of FIN 46, effective July 1, 2003, the Company consolidated MoArk into its financial statements. Although Osborne has a 42.5% ownership interest in MoArk, the Company continues to be allocated 100% of the income or loss from the operations of MoArk. In addition to consolidating MoArk for accounting purposes, the Company has presumed that it will acquire the remaining 42.5% in 2007. Effective July 1, 2003, the Company recorded this presumed $42.2 million payment as a long-term liability in the consolidated balance sheet as employee benefits and other liabilities at a present value of $31.6 million using an effective interest rate of 7%. The present value of this liability is $32.7 million at December 31, 2003. During 2003, MoArk changed its year end to the last Saturday in December. In previous years, MoArk's year end was the Saturday closest to January 31.

       The consolidation of MoArk impacted the comparability of several categories in the consolidated balance sheets. Summarized, selected balance sheet items for MoArk are as follows:

                                                                At December 31, 2003
                                                                --------------------
Receivables, net                                                             $59,220
Inventory                                                                     39,286
Property, plant and equipment, net                                            82,680
Property under capital lease, net                                             12,245
Goodwill                                                                      63,985
Notes and short-term obligations                                              19,978
Accounts payable and accrued expenses                                         44,971
Long-term debt (including current portion)                                    75,785
Obligations under capital lease (including current portion)                   10,797
                                                                ====================

3.   RESTRICTED CASH

On March 28, 2003, Cheese and Protein International LLC ("CPI"), a 96%-owned consolidated subsidiary, amended its lease for property and equipment relating to its cheese manufacturing and whey processing plant in Tulare, California. The amendment postponed the measurement of the fixed charge coverage ratio requirement contained in the lease until March 2005. The amendment requires Land O'Lakes to maintain a $20 million cash account (which may be replaced by a letter of credit at the Company's option) to support the lease. The cash account or letter of credit would only be drawn upon in the event of a CPI default and would reduce amounts otherwise due under the lease. The requirement would be lifted pending the achievement of certain financial targets by CPI.

4.   RECEIVABLES

A summary of receivables at December 31 is as follows:

                                                          2003           2002
                                                        --------       --------
Trade accounts                                          $344,371       $247,694
Notes and contracts                                       63,984         44,565
Notes from sale of trade receivables (see Note 5)        155,191        194,476
Other                                                     96,152         99,104
                                                        --------       --------
                                                         659,698        585,839
Less allowances for doubtful accounts                     19,552         18,255
                                                        --------       --------
Total receivables, net                                  $640,146       $567,584
                                                        ========       ========

       A substantial portion of Land O'Lakes receivables is concentrated in agriculture, as well as in the wholesale and retail food industries. Collections of these receivables may be dependent upon economic returns in these industries. The Company's credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.

5.  RECEIVABLES PURCHASE FACILITY

In December 2001, the Company established a $100.0 million receivables purchase facility with CoBank, ACB ("CoBank"). A wholly-owned, unconsolidated special purpose entity ("SPE") was established to purchase certain receivables from the Company. CoBank has been granted an interest in the pool of receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the consolidated balance sheets. However, the Company retains credit risk related to the repayment of the notes receivable with the SPE, which, in turn, is dependent upon the credit risk of the SPE's receivables pool. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At December 31, 2003, $20.0 million was outstanding under this facility. The total accounts receivable sold were $2,630.0 million and $2,653.0 million in 2003 and 2002, respectively.

6.  INVENTORIES

A summary of inventories at December 31 is as follows:

                          2003           2002
                        --------       --------
Raw materials           $159,511       $141,849
Work in process           33,734         33,707
Finished goods           303,531        270,830
                        --------       --------
Total inventories       $496,776       $446,386
                        ========       ========

7.  INVESTMENTS

A summary of investments at December 31 is as follows:

                                                            2003           2002
                                                          --------       --------
CF Industries, Inc.                                       $249,502       $249,502
Agriliance LLC                                              92,134         91,629
Ag Processing Inc                                           37,941         37,854
Advanced Food Products LLC                                  29,494         27,418
CoBank, ACB                                                 18,583         22,061
Universal Cooperatives                                       8,224          6,473
Agronomy Company of Canada Ltd                               7,954          5,660
Melrose Dairy Proteins, LLC                                  6,623          6,579
Prairie Farms Dairy, Inc                                     5,125          5,092
MoArk/Fort Recovery Egg Marketing, LLC                       2,210             --
MoArk LLC                                                       --         44,678
Other - principally cooperatives and joint ventures         48,851         48,646
                                                          --------       --------
Total investments                                         $506,641       $545,592
                                                          ========       ========

       On July 1, 2003, the Company began consolidating MoArk LLC, which prior to that date was accounted for as an equity investment. See Note 2 for additional information. Also in 2003, the Company sold its investment in a swine joint venture within the Feed segment for $3.0 million in cash.

       During 2002, the Company sold its interest in PEC Mark II (Malta Cleyton), a Mexican feed joint venture, for $5.6 million in cash and a $2.0 million note receivable.

       Land O'Lakes largest equity investments, based on each investee's total assets or earnings, are Agriliance LLC, Advanced Food Products LLC, Melrose Dairy Proteins, LLC and MoArk/Fort Recovery Egg Marketing, LLC at December 31, 2003 and Agriliance LLC, Advanced Food Products LLC, Melrose Dairy Proteins, LLC and MoArk LLC at December 31, 2002. Summarized financial information, in aggregate, for the four largest equity investments, which comprise most of the equity investments, is as follows:

                                 2003             2002
                              ----------       ----------
Net sales                     $3,907,460       $4,289,667
Gross profit                     446,402          418,650
Net income                        92,456           45,839
Current assets                 1,410,931        1,511,267
Non-current assets               192,313          362,352
Current liabilities            1,116,937        1,307,462
Non-current liabilities          201,469          201,321
Total equity                     284,838          364,836
                              ==========       ==========

8.   PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment at December 31 is as follows:

Owned property, plant and equipment:

                                                2003             2002
                                             ----------       ----------
Machinery and equipment                      $  610,312       $  554,926
Buildings and building equipment                309,004          294,032
Land and land improvements                       63,930           59,396
Software                                         59,346           38,689
Construction in progress                         29,136           40,771
                                             ----------       ----------
                                              1,071,728          987,814
Less accumulated depreciation                   447,097          407,954
                                             ----------       ----------
Total property, plant and equipment, net     $  624,631       $  579,860
                                             ==========       ==========

Property under capital lease:

                                               2003           2002
                                             --------       --------
Machinery and equipment                      $ 80,039       $ 78,868
Buildings and building equipment               35,581         26,868
Land and land improvements                      2,318             --
                                             --------       --------
                                              117,938        105,736
Less accumulated depreciation                   8,793             --
                                             --------       --------
Total property under capital lease, net      $109,145       $105,736
                                             ========       ========

9.  GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL The Company adopted the remaining provisions of SFAS No. 142 on January 1, 2002. Had SFAS No. 142 been effective January 1, 2001, net earnings for 2001 would have been reported as follows:

                                                  2003           2002           2001
                                                --------       --------       --------
Net earnings                                    $ 83,538       $ 98,887       $ 71,488
Add back: goodwill amortization, net of tax           --             --          4,940
                                                --------       --------       --------
Adjusted net earnings                           $ 83,538       $ 98,887       $ 76,428
                                                ========       ========       ========

The carrying amount of goodwill by segment at December 31 is as follows:

                       2003           2002
                     --------       --------
Dairy Foods          $ 66,259       $ 66,718
Feed                  150,922        156,839
Seed                   12,405         16,948
Swine                      --            647
Agronomy               63,733         69,823
Layers                 79,764         11,897
Other                      --            541
                     --------       --------
Total goodwill       $373,083       $323,413
                     ========       ========

       Goodwill in the Layers segment increased by $67.9 million, primarily due to the consolidation of MoArk and the presumed minority interest acquisition of the remaining interest of MoArk. The decreases in Seed and Swine segment goodwill were due to impairments of $1.0 million and $0.6 million, respectively, amortization and certain reclassifications. Goodwill decreases in the Dairy Foods, Feed, and Agronomy segments resulted from amortization associated with investments in joint ventures and cooperatives.

OTHER INTANGIBLE ASSETS A summary of other intangible assets at December 31 is as follows:

                                                                 2003           2002
                                                               --------       --------
Amortized other intangible assets:
     Patents, less accumulated amortization of $2,622
         and $1,394, respectively                              $ 14,147       $ 15,318
     Trademarks, less accumulated amortization of $2,044
         and $1,615, respectively                                 2,296          2,725
Other intangible assets, less accumulated amortization
     of $12,783 and $9,667, respectively                          9,870          7,102
                                                               --------       --------
Total amortized other intangible assets                          26,313         25,145
Total non-amortized other intangible assets - trademarks         76,625         76,625
                                                               --------       --------
Total other intangible assets                                  $102,938       $101,770
                                                               ========       ========

      Amortization expense for the years ended December 31, 2003, 2002 and 2001 was $5.3 million, $6.6 million and $4.6 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $3.0 million annually. The weighted-average life of the intangible assets subject to amortization is approximately 10 years.

10.  DEBT OBLIGATIONS

The Company had notes and short-term obligations at December 31, 2003 and 2002 of $80.7 million and $37.8 million, respectively. The weighted average interest rates on short-term borrowings at December 31, 2003 and 2002 were 3.56% and 3.51%, respectively.

A summary of long-term debt at December 31 is as follows:

                                                                    2003             2002
                                                                 ----------       ----------
Term A loan - quarterly installments through 2006
     (variable rate based on LIBOR)                              $   92,473       $  288,270
Term B loan - quarterly installments through 2008
     (variable rate based on LIBOR)                                 152,374          231,417
Senior unsecured notes - due 2011 (8.75%)                           350,000          350,000
Senior secured notes - due 2010 (9.00%)                             175,000               --
MoArk LLC debt - due 2004 through 2023 (5.97%
     weighted average)                                               75,785               --
Industrial development revenue bonds and other secured
     notes payable - due 2004 through 2016 (.90% to 6.00%)           14,940           26,268
Capital Securities of Trust Subsidiary - due 2028 (7.45%)           190,700          190,700
Other debt                                                           21,951           25,216
                                                                 ----------       ----------
                                                                  1,073,223        1,111,871
Less current portion                                                  7,841          104,563
                                                                 ----------       ----------
Total long-term debt                                             $1,065,382       $1,007,308
                                                                 ==========       ==========

       During 2003, the Company completed a $175 million long-term bond offering due 2010. The proceeds of the offering were used to make payments on Term A loan of $122.5 million and on Term B loan of $52.5 million. Additional payments made in 2003 on Term A loan were $73.3 million and Term B loan were $26.5 million. Debt covenants include certain minimum financial ratios that were all satisfied. In 2002, the Company made payments on Term A loan of $36.7 million and on Term B loan of $18.6 million.

       Land O'Lakes Capital Trust I (the "Trust") was created for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the "Debentures") of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation. The Capital Securities are guaranteed to the extent set forth in the Offering Memorandum of the Capital Securities by the Company and bear the same interest rate and maturity date as the Debentures.

       Interest paid on debt obligations was $82.0 million, $80.0 million and $55.7 million in 2003, 2002 and 2001, respectively.

       At December 31, 2003, the Company had a $250 million 5-year revolving credit facility with a variable interest rate based on LIBOR. There were no borrowings on this facility as of December 31, 2003.

       Borrowings under the revolving credit facility and the term loans bear interest at variable rates (either LIBOR or an Alternative Base Rate) plus applicable margins. The margins depend on Land O'Lakes credit ratings in the case of the Term A loan, and on the Company's leverage ratio in the case of the revolving credit facility. The margin on the Term B loan is fixed. Based upon Land O'Lakes existing credit ratings and leverage ratio, the current LIBOR margins are 275 basis points for the Term A loan, 275 basis points for the revolving credit facility and 350 basis points for the Term B loan. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of Land O'Lakes. As of December 31, 2003, interest rates on the Term A loan and Term B loan were 3.93% and 4.68%, respectively.

       In January 2004, the Company completed amendments to its existing senior credit facilities. Under the amendment to the revolving credit facility, the lenders have committed to make advances and issue letters of credit until January 2007 in an aggregate amount not to exceed $185 million, subject to a borrowing base limitation. In addition, the amendment to the revolving credit facility increases the amount of that facility available for the issuance of letters of credit from $50 million to $75 million, increases the spreads used to determine interest rates on that facility, changes the basis on which those spreads and commitment fees for that facility are determined from the Company's senior secured long-term debt ratings to the Company's leverage ratio, and favorably adjusts the leverage ratio covenant contained in that facility. An amendment providing for the same leverage ratio covenant modification and for a change in the allocation of certain mandatory prepayments was also secured with respect to the Company's Term A loan and Term B loan. Under the amendments, the Company is required to maintain a leverage ratio of initially no greater than
4.75 to 1, with the maximum leverage ratio decreasing in increments to 3.75 to 1 on December 16, 2006.

       Substantially all of the Company's assets have been pledged to its lenders under the terms of its financing arrangements including, but not limited to, Term A loan, Term B loan, the revolving credit facility and the senior secured notes due 2010.

       The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

       Year                Amount
-------------------       --------
2004                      $  7,841
2005                        45,802
2006                        73,657
2007                        14,044
2008                       153,504
2009 and thereafter        778,375

11.  OTHER COMPREHENSIVE INCOME

                                             2003            2002           2001
                                           --------        --------       --------
Net earnings                               $ 83,538        $ 98,887       $ 71,488
Minimum pension liability adjustment
     (net of tax of $40,645)                (65,617)             --             --
                                           --------        --------       --------
Total comprehensive income                 $ 17,921        $ 98,887       $ 71,488
                                           ========        ========       ========


       The minimum pension liability adjustment reflects $60.9 million, net of tax, for Land O'Lakes defined benefit pension plans and $4.7 million, net of tax, for the Company's portion of the minimum pension liability adjustment for its joint venture investment in Agriliance LLC.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables provide information of the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable and notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The carrying value of LIBOR-based debt, including the revolving credit facility, Term A loan and Term B loan, also approximates fair market value since the interest rate automatically adjusts every one to three months and credit spreads are not believed to have changed materially since the facilities were established. The fair value of fixed rate long-term debt was established through a present value calculation, based on available information on prevailing market interest rates for similar securities on the respective reporting dates, and is summarized at December 31 as follows:

                                                                 2003                              2002
                                                      ---------------------------       ---------------------------
                                                       CARRYING          FAIR            Carrying          Fair
                                                        AMOUNT           VALUE            Amount           Value
                                                      ----------       ----------       ----------       ----------
Senior unsecured notes due 2011                       $  350,000       $  295,820       $  350,000       $  275,170
Senior secured notes due 2010                            175,000          177,048               --               --
MoArk fixed rate debt                                     46,950           46,950               --               --
Capital Securities of Trust Subsidiary due 2028          190,700          102,768          190,700          103,302
                                                      ==========       ==========       ==========       ==========

       The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provides an indication of the extent of the Company's involvement in such instruments at that time but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts and fair values of these instruments at December 31 is as follows:

                                                    2003                                2002
                                        ----------------------------        ----------------------------
                                         NOTIONAL           FAIR             Notional           Fair
                                          AMOUNT            VALUE             Amount            Value
                                        ----------        ----------        ----------        ----------
Derivative financial instruments:
     Commodity futures contracts:
         Commitments to purchase        $  179,004        $   13,384        $  108,359        $   (4,543)
         Commitments to sell               (43,052)             (517)          (56,969)             (615)
                                        ==========        ==========        ==========        ==========

13.  INCOME TAXES

The components of the income tax provision are summarized as follows:

                                     2003           2002            2001
                                   --------       --------        --------
Current expense (benefit)
     Federal                       $  5,048       $  2,586        $(22,298)
     State                              544            262          (3,199)
                                   --------       --------        --------
                                      5,592          2,848         (25,497)
Deferred expense (benefit)           12,511         (5,050)         20,096
                                   --------       --------        --------
Income tax expense (benefit)       $ 18,103       $ (2,202)       $ (5,401)
                                   ========       ========        ========

The effective tax rate differs from the statutory rate primarily as a result of the following:

                                                2003             2002             2001
                                              --------         --------         --------
Statutory rate                                    35.0%            35.0%            35.0%
Patronage refunds                                (13.8)           (35.1)           (37.4)
State income tax, net of federal benefit           2.0             (0.3)            (0.5)
Amortization of goodwill                           0.3              0.5              0.4
Effect of foreign operations                      (1.4)            (4.2)             1.5
Disposal of investment                              --               --             (5.1)
Taxes previously not benefited                    (5.3)              --             (2.4)
Other, net                                         1.0              1.8              0.3
                                              --------         --------         --------
Effective tax rate                                17.8%            (2.3)%           (8.2)%
                                              ========         ========         ========

The significant components of the deferred tax assets and liabilities at December 31 are as follows:

                                             2003           2002
                                           --------       --------
Deferred tax assets related to:
     Deferred patronage                    $ 44,074       $  4,323
     Accrued expenses                        65,729         25,160
     Allowance for doubtful accounts          7,246          9,012
     Inventories                                 --          2,252
     Asset impairments                        4,038         10,232
     Joint ventures                          15,041             --
     Net operating loss carryforward          6,503         48,312
     Deferred tax credits                     6,796             --
                                           --------       --------
Total deferred tax assets                   149,427         99,291
                                           --------       --------
Deferred tax liabilities related to:
     Property, plant and equipment           80,190         65,157
     Inventories                             13,191             --
     Intangibles                              6,786         17,800
     Joint ventures                              --          1,292
     Deferred revenue                        20,693             --
     Other, net                               3,493            347
                                           --------       --------
Total deferred tax liabilities              124,353         84,596
                                           --------       --------
Net deferred tax assets                    $ 25,074       $ 14,695
                                           ========       ========


       SFAS No. 109 "Accounting for Income Taxes" requires consideration of a valuation allowance if it is "more likely than not" that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary.

       Income taxes (recovered) paid in 2003, 2002, and 2001 were $(6.6) million, $(21.7) million and $22.3 million, respectively.

14.  PENSION AND OTHER POSTRETIREMENT PLANS

The Company has a qualified, defined benefit pension plan which generally covers all eligible employees not participating in a labor negotiated plan. Plan benefits are generally based on years of service and employees' highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act ("ERISA"). In addition, the Company has a noncontributory, supplemental executive retirement plan ("SERP") and a discretionary capital accumulation plan ("CAP"), both of which are non-qualified, defined benefit pension plans and are unfunded.

       The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O'Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O'Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans' annual cash requirements.

       As permitted by FASB Staff Position 106-1,"Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," the Company has elected to defer recognizing in its 2003 consolidated financial statements the effect of the Act. Accordingly, any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost do not reflect the effect of the Act. Specific authoritative guidance on accounting for the federal subsidy is pending, and the issued guidance could require the Company to change previously reported information.

       The Company uses a November 30 measurement date for its plans.

OBLIGATION AND FUNDED STATUS
AT DECEMBER 31

                                                                      Pension Benefits
                                              ----------------------------------------------------------------
                                                     Qualified Plan                    Non-qualified Plans
                                              ----------------------------        ----------------------------
                                                 2003              2002              2003              2002
                                              ----------        ----------        ----------        ----------
Change in benefit obligation:
     Benefit obligation at beginning
       of year                                $  351,823        $  313,680        $   42,068        $   39,217
     Service cost                                 16,209            11,537               377               366
     Interest cost                                24,253            23,588             2,916             2,759
     Plan participants' contributions                 --                --                --                --
     Plan amendments                                  --             3,377                --            (3,152)
     Transfer to other plans                          --            (3,062)               --                --
     Business combinations                            --            26,389                --                --
     Actuarial loss (gain)                        41,167            (5,517)            4,476             4,833
     Benefits paid                               (18,054)          (18,169)           (2,105)           (1,955)
                                              ----------        ----------        ----------        ----------
     Benefit obligation at end of year        $  415,398        $  351,823        $   47,732        $   42,068
                                              ==========        ==========        ==========        ==========
Change in plan assets:
     Fair value of plan assets at
       beginning of year                      $  334,137        $  283,983        $       --        $       --
     Actual gain (loss) on plan assets            45,182           (17,810)               --                --
     Company contributions                            --            67,936             2,105             1,955
     Transfer to other plans                          --            (3,062)               --                --
     Business combinations                            --            21,259                --                --
     Plan participants' contributions                 --                --                --                --
     Benefits paid                               (18,054)          (18,169)           (2,105)           (1,955)
                                              ----------        ----------        ----------        ----------
     Fair value of plan assets
       at end of year                         $  361,265        $  334,137        $       --        $       --
                                              ==========        ==========        ==========        ==========
     Funded status                            $  (54,133)       $  (17,686)       $  (47,732)       $  (42,068)
     Unrecognized net actuarial loss             135,129           107,545            10,486             6,573
     Unrecognized prior service cost               4,652             5,927            (2,778)           (3,209)
     Unrecognized transition obligation               --                --                --                --
                                              ----------        ----------        ----------        ----------
     Net amount recognized                    $   85,648        $   95,786        $  (40,024)       $  (38,704)
                                              ==========        ==========        ==========        ==========

Amounts recognized in consolidated balance sheets consist of:

     Prepaid benefit cost                     $       --        $   95,786        $       --        $       --
     Accrued benefit liability                   (15,909)               --           (41,716)          (38,704)
     Intangible asset                              4,652                --                --                --
     Accumulated other comprehensive
       income before tax                          96,905                --             1,692                --
                                              ----------        ----------        ----------        ----------
     Net amount recognized                    $   85,648        $   95,786        $  (40,024)       $  (38,704)
                                              ==========        ==========        ==========        ==========

                                                Other Postretirement Benefits
                                              --------------------------------
                                                  2003                2002
                                              ------------        ------------
Change in benefit obligation:
     Benefit obligation at beginning
       of year                                $     60,923        $     59,295
     Service cost                                      803                 802
     Interest cost                                   4,353               4,048
     Plan participants' contributions                1,586               1,214
     Plan amendments                                    --                  --
     Transfer to other plans                            --                  --
     Business combinations                              --                  --
     Actuarial loss                                  8,149               2,828
     Benefits paid                                  (7,891)             (7,264)
                                              ------------        ------------
     Benefit obligation at end of year        $     67,923        $     60,923
                                              ============        ============

Change in plan assets:
     Fair value of plan assets at
       beginning of year                      $         --        $         --
     Actual gain (loss) on plan assets                  --                  --
     Company contributions                           6,305               6,050
     Transfer to other plans                            --                  --
     Business combinations                              --                  --
     Plan participants' contributions                1,586               1,214
     Benefits paid                                  (7,891)             (7,264)
                                              ------------        ------------
     Fair value of plan assets
       at end of year                         $         --        $         --
                                              ============        ============

     Funded status                            $    (67,923)       $    (60,923)
     Unrecognized net actuarial loss                34,927              28,946
     Unrecognized prior service cost                 2,660               2,926
     Unrecognized transition obligation              5,785               6,429
                                              ------------        ------------
     Accrued benefit liability                $    (24,551)       $    (22,622)
                                              ============        ============

Amounts recognized in consolidated balance sheets consist of:

     Prepaid benefit cost                     $         --        $         --
     Accrued benefit liability                     (24,551)            (22,622)
     Intangible asset                                   --                  --
     Accumulated other comprehensive
       income before tax                                --                  --
                                              ------------        ------------
     Net amount recognized                    $    (24,551)       $    (22,622)
                                              ============        ============

       The accumulated benefit obligation for the Company's qualified, defined benefit pension plan was $377.2 million and $330.5 million at December 31, 2003 and 2002, respectively. The accumulated benefit obligation for the Company's non-qualified defined benefit pension plans was $42.2 million and $38.7 million at December 31, 2003 and 2002, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

                                                            Pension Benefits
                                     -------------------------------------------------------------
                                           Qualified Plan                  Non-qualified Plans
                                     ---------------------------       ---------------------------
                                        2003             2002             2003             2002
                                     ----------       ----------       ----------       ----------
Projected benefit obligation         $  415,398              N/A       $   47,732       $   42,068
Accumulated benefit obligation          377,175              N/A           42,235           38,736
Fair value of plan assets               361,265              N/A               --               --
                                     ==========       ==========       ==========       ==========

Components of net periodic benefit cost are as follows:

                                                                                     Other Postretirement
                                               Pension Benefits                              Benefits
                                  ----------------------------------------     --------------------------------------
                                     2003           2002           2001           2003          2002          2001
                                  ----------     ----------     ----------     ----------    ----------    ----------
Service cost                      $   16,586     $   11,903     $    9,678     $      803    $      802    $      818
Interest cost                         27,169         26,347         22,001          4,353         4,048         3,917
Expected return on assets            (32,806)       (30,301)       (28,428)            --            --            --
Amortization of actuarial loss         1,771            905             --          2,169         1,615         1,327
Amortization of prior
     service cost                        844            848            877            266           266           266
Amortization of
     transition obligation                --             --             --            643           643           643
                                  ----------     ----------     ----------     ----------    ----------    ----------
Net periodic benefit cost         $   13,564     $    9,702     $    4,128     $    8,234    $    7,374    $    6,971
                                  ==========     ==========     ==========     ==========    ==========    ==========

ADDITIONAL INFORMATION

                                                                      Pension Benefits
                                               -------------------------------------------------------------
                                                     Qualified Plan                  Non-qualified Plans
                                               ---------------------------       ---------------------------
                                                  2003             2002             2003             2002
                                               ----------       ----------       ----------       ----------
Increase in intangible asset                   $    4,652       $       --       $       --       $       --
Increase in additional minimum liability          101,557               --            1,692               --
                                               ----------       ----------       ----------       ----------
Decrease in other comprehensive
     income, before tax                        $   96,905       $       --       $    1,692       $       --
                                               ==========       ==========       ==========       ==========

Weighted-average assumptions used to determine benefit obligations at December
31:

                                                                           Other Postretirement
                                          Pension Benefits                       Benefits
                                    ----------------------------        ---------------------------
                                       2003              2002              2003             2002
                                    ----------        ----------        ----------       ----------
Discount rate                             6.25%             7.00%             6.25%            7.00%
Rate of compensation increase             4.25%             4.25%              N/A              N/A
                                    ==========        ==========        ==========       ==========


Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

                                                                                                 Other Postretirement
                                                 Pension Benefits                                       Benefits
                                 ----------------------------------------------        --------------------------------------------
                                    2003              2002              2001              2003             2002             2001
                                 ----------        ----------        ----------        ----------       ----------       ----------
Discount rate                          7.00%             7.25%             7.50%             7.00%            7.25%            7.50%
Rate of long-term
     return on plan assets             8.50%             9.50%             9.50%              N/A              N/A              N/A
Rate of compensation increase          4.25%             4.75%             4.75%              N/A              N/A              N/A
                                 ==========        ==========        ==========        ==========       ==========       ==========

       The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Assumed health care cost trend rates at December 31:

                                                                                 2003               2002
                                                                               ----------        ----------
Health care cost trend rate assumed for next year                                    9.00%             10.0%
Rate of which the cost trend is assumed to decline (ultimate trend rate)             5.50%             5.50%
Year that rate reaches ultimate trend rate                                           2008              2008
                                                                               ==========        ==========

       Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in the assumed health care cost trend rate at December 31, 2003 would have the following effects:

                                                     1-Percentage          1-Percentage
                                                        point                 point
                                                       increase              decrease
                                                   ---------------       ---------------
Effect on total of service and interest cost       $           256       $          (241)
Effect on postretirement benefit obligation                  4,088                (3,856)
                                                   ===============       ===============

PLAN ASSETS

The Company's qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2003 and December 31, 2002, by asset category, are as follows:

Asset category                             2003              2002             Target
---------------------------------       ----------        ----------        ----------
U.S. equity securities                          60%               54%               55%
International equity securities                 10%                9%               10%
Fixed income securities and bonds               30%               37%               35%
                                        ----------        ----------        ----------
Total                                          100%              100%              100%
                                        ==========        ==========        ==========

       The Company has a Statement of Pension Investment Policies and Objectives (the "Statement") that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company's pension costs; and 2) the Company expects to receive above-average performance from the pension portfolio's managers in exchange for the fees paid to them. As a result, the total fund's annualized return before fees should, over a five year horizon, exceed the annualized, weighted total rate of return of the following customized index by one percentage point: S&P 500 (weighted 55%), EAFE Index (weighted 10%), and Lehman Brothers Aggregate Bond Index (weighted 35%) and rank in the top 35 percent on the Hewitt Associates' pension fund universe.

CASH FLOW

The Company expects to contribute approximately $12 million to its defined benefit pension plans and $7 million to its other postretirement benefits plans in 2004.

OTHER BENEFIT PLANS

Certain eligible employees are covered by defined contribution plans. The expense for these plans was $12.7 million, $14.6 million and $11.0 million for 2003, 2002 and 2001, respectively.

15.  EQUITIES

The authorized capital stock at December 31, 2003 consists of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.

       The following details the activity in membership shares during the three years ended December 31, 2003:

                                                         NUMBER OF SHARES
                        ----------------------------------------------------------------------------------
                                                     Common                                     Preferred
                        ----------------------------------------------------------------        ----------
                            A                 B                 C                 D
                        ----------        ----------        ----------        ----------        ----------
December 31,2000             1,166             5,890               197             1,500            97,434
     New Members                47               716                18               364                --
     Redemptions               (41)             (739)              (15)             (426)           (4,865)
                        ----------        ----------        ----------        ----------        ----------
December 31,2001             1,172             5,867               200             1,438            92,569
     New Members                 3               321                 2               137                --
     Redemptions               (48)             (981)               (8)             (470)           (6,289)
                        ----------        ----------        ----------        ----------        ----------
December 31,2002             1,127             5,207               194             1,105            86,280
     New Members                 3               247                --               156                --
     Redemptions               (36)             (540)               (4)             (119)           (2,762)
                        ----------        ----------        ----------        ----------        ----------
DECEMBER 31, 2003            1,094             4,914               190             1,142            83,518
                        ==========        ==========        ==========        ==========        ==========

       Patronage refunds to members of $40.0 million, $96.9 million and $70.6 million for the years ended December 31, 2003, 2002 and 2001, respectively, are based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2003, Land O'Lakes will issue qualified patronage refunds in the amount of $40.0 million. Qualified patronage refunds are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage refunds are tax deductible when redeemed with cash. The Company will not issue any non-qualified patronage refunds for 2003.

       The allocation to retained earnings of $42.5 million in 2003, $12.3 million in 2002 and $(1.8) million in 2001 represents earnings or (losses) generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.

16.  ACQUISITIONS AND DIVESTITURES

During 2003, Land O'Lakes divested of a feed business in Taiwan for $0.4 million in cash, which resulted in a loss of $0.7 million. The Company also divested a powdered cocoa business for $1.4 million in cash, which resulted in a gain of $1.4 million.

       Proceeds from divestitures in 2002 totaled $22.4 million. The Company divested its dairy foods and feed operations in Poland for $4.2 million in cash and $6.3 million in debt assumed, which resulted in a gain of $1.3 million. Net cash proceeds were $11.0 million on a divestiture of a seed coating business in Idaho and a seed inoculation business in Brazil, which resulted in a gain of $4.0 million. Other divestitures in 2002 resulted in net cash proceeds of $0.9 million and a loss of $0.3 million.

       On October 11, 2001, the Company acquired 100% of the outstanding stock of Purina Mills, Inc. ("Purina Mills"), a lifestyle feed business. The results of operations for Purina Mills are included in the consolidated financial statements since that date. The aggregate purchase price was approximately $359 million, net of cash acquired, of which $247 million represented cash payments for stock and acquisition costs and $112 million represented debt retirement. The unaudited pro forma results of operations for the year ended December 31, 2001 would have reflected net sales of $6,530.2 million and net earnings of $71.2 million for the Company assuming the Purina Mills acquisition had occurred on January 1, 2001. The unaudited pro forma results of operations are for informational purposes only and do not purport to represent what the Company's results of operations would have been if the acquisition had actually occurred on that date.

17.  RESTRUCTURING AND IMPAIRMENT CHARGES

                                                    2003             2002             2001
                                                 ----------       ----------       ----------
Restructuring charges (reversals)                $    3,532       $   13,173       $   (4,067)
Impairment charges                                    3,954           18,239            7,800
                                                 ----------       ----------       ----------
Total restructuring and impairment charges       $    7,486       $   31,412       $    3,733
                                                 ==========       ==========       ==========

RESTRUCTURING CHARGES

In 2003, the Company recorded restructuring charges of $3.5 million. Of this amount, Dairy Foods recorded restructuring charges of $1.0 million which represented severance costs for 44 employees as a result of closing a facility in Perham, MN and $1.6 million for severance related to the closure of a facility in Volga, SD. Feed recorded a restructuring charge of $0.6 million for severance costs related to closing feed plants, and Seed recorded a restructuring charge of $0.3 million for severance costs related to closing a facility. The balance remaining to be paid at December 31, 2003 for employee severance and outplacement costs was $4.2 million.

       In 2002, the Company recorded restructuring charges of $13.2 million. In the Dairy Foods segment, the Company recorded a $4.4 million restructuring charge related to employee severance and outplacement costs for 374 employees at various locations. In the Feed segment, the Company recorded an $8.8 million restructuring charge related to employee severance and outplacement costs for 375 employees at various locations.

       In 2001, the Company recorded a restructuring reversal of $4.1 million. Dairy Foods recorded a restructuring charge of $1.7 million for severance costs for 63 production employees resulting from the consolidation of production facilities. Feed reversed $5.8 million of a prior-year restructuring charge primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate plants that were held for sale at December 31, 2000.

IMPAIRMENT CHARGES

In 2003, the Company recorded impairment charges of $4.0 million. Impairment charges of $1.4 million in the Feed segment, $0.5 million in the Seed segment and $0.5 million in the Swine segment were recognized for write-downs of certain assets to their estimated fair value. The Company also recorded goodwill impairments in the Seed and Swine segments for $1.0 million and $0.6 million, respectively.

       In 2002, the Company recorded impairment charges of $18.2 million. In the Dairy Foods segment, the Company recorded a $15.1 million impairment charge, which was related primarily to the write-down of plant assets held for sale to their estimated fair value. In the Feed segment, the Company recorded a $3.1 million impairment charge, which was primarily related to the write-down of plant assets held for sale to their estimated fair value.

       In 2001, the Company recorded impairment charges of $7.8 million. The Feed segment recorded an impairment charge of $6.0 million related to the Company's feed operation in Mexico held for sale at December 31, 2001 in order to value the business at its expected selling price less costs of disposal. Swine recorded an impairment charge of $1.8 million to reduce undeveloped land with permit issues to its estimated fair value.

18.  GAIN ON LEGAL SETTLEMENTS

Gains on legal settlements were $22.8 million, $155.5 million and $3.0 million in 2003, 2002 and 2001, respectively. The gains represent cash received from product suppliers against whom the Company alleged certain price-fixing claims.

19.  OTHER (INCOME) EXPENSE, NET

                                           2003            2002            2001
                                         --------        --------        --------
(Gain) loss on sale of investments       $   (877)       $    933        $   (336)
Gain on divestitures of businesses           (684)         (4,992)             --
Gain on sale of intangibles                  (550)         (4,184)             --
Loss on extinguishment of debt                525              --          23,453
                                         --------        --------        --------
Total other (income) expense, net        $ (1,586)       $ (8,243)       $ 23,117
                                         ========        ========        ========


       In 2003, the Company recorded a $0.9 million gain on sale of an investment in a swine joint venture within the Feed segment. In 2002, the Company recorded a loss of $0.9 million, which was primarily due to the sale of an investment in the Feed segment. In 2001, the Company recorded a $0.3 million gain on the sale of investments, primarily in the Agronomy segment.

       In 2003, the divestiture of a powdered cocoa business in Dairy Foods resulted in a gain of $1.4 million, which was partially offset by the loss on a divestiture of a Feed business in Taiwan. The Company recorded a gain on divestitures of businesses of $5.0 million in 2002, primarily from the sale of a seed coating business in Idaho and a seed inoculation business in Brazil.

       In 2003, the Company recorded a $0.6 million gain on the sale of a customer list relating to the divestiture of a joint venture in Taiwan. In 2002, the Company recorded a $4.2 million gain on the sale of a customer list pertaining to the feed phosphate distribution business.

       In 2003, a prepayment penalty on Term B loan resulted in a loss of $0.5 million. In 2001, the early extinguishment of previous credit facilities resulted in a loss of $23.5 million.

20.  COMMITMENTS AND CONTINGENCIES

The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $51.7 million in 2003, $44.4 million in 2002 and $34.8 million in 2001. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

       Minimum lease commitments under noncancelable operating leases at December 31, 2003 total $117.0 million composed of $31.7 million for 2004, $28.4 million for 2005, $20.0 million for 2006, $14.4 million for 2007, $12.1 million for 2008 and $10.4 million for later years.

       At December 31, 2003, the Company had $110.0 million in obligations under capital lease, which represents the present value of the future minimum lease payments for the leases of CPI and MoArk. CPI leases the real property and certain equipment relating to its cheese manufacturing and whey processing plant in Tulare, CA. CPI had a lease balance of $99.2 million at December 31, 2003. The entire lease balance of $108.3 million at December 31, 2002 was classified as a current liability as CPI was in default of covenants at that time. MoArk leases land, buildings and equipment at various locations. MoArk had a lease balance of $10.8 million at December 31, 2003.

       Minimum commitments for obligations under capital lease at December 31, 2003 total $110.0 million composed of $10.4 million for 2004, $10.1 million for 2005, $10.2 million for 2006, $10.2 million for 2007, $10.2 million for 2008 and
$58.9 million for later years.

       At December 31, 2003, Land O'Lakes had capital commitments of $7.6 million for equipment and construction in progress at the CPI facility.

       The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company's consolidated financial condition, future results of operations or cash flows.

       In the third quarter of 2003, three separate lawsuits were filed against the Company by Ohio alpaca producers in which it is alleged that the Company manufactured and sold animal feed that caused the death of, or damage to, certain of the producers' alpacas. It is possible that additional lawsuits or claims relating to this matter could be brought against the Company. Although the amount of the liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our consolidated financial condition, future results of operations or cash flows.

       In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for the hazardous waste located at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study in connection with the site, and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. The Company responded to the EPA in March 2001 denying any responsibility. No further communication has been received from the EPA.

21.  SEGMENT INFORMATION

The Company operates in six segments: Dairy Foods, Feed, Seed, Swine, Agronomy and Layers.

       The Dairy Foods segment produces, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.

       The Feed segment is largely made up of a 92% ownership position in Land O'Lakes Farmland Feed LLC ("Land O'Lakes Farmland Feed"). Land O'Lakes Farmland Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.

       The Seed segment is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn, forage and turf grasses.

       The Swine segment has three programs: farrow-to-finish, swine aligned and cost-plus. The farrow-to-finish program produces and sells market hogs. The swine aligned program raises feeder pigs which are sold to local member cooperatives. The cost-plus program provides minimum hog price guarantees to producers in exchange for swine feed sales and profit participation.

       The Agronomy segment consists primarily of the Company's 50% ownership in Agriliance LLC ("Agriliance"), which is accounted for under the equity method. Agriliance markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).

       The Layers segment consists of the Company's joint venture in MoArk, which was consolidated as of July 1, 2003. MoArk produces and markets shell eggs and egg products that are sold to retail and wholesale customers for consumer and industrial use throughout the United States.

       The Company allocates corporate administrative expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment's percentage of total invested capital. A majority of corporate administrative expense is allocated directly.

       (See Segment Information table on page 31.)

22.  RELATED PARTY TRANSACTIONS

The Company has a 50% voting interest in Melrose Dairy Proteins, LLC, a joint venture with Dairy Farmers of America formed in April 2001. For the years ended December 31, 2003, 2002 and 2001, the Company purchased $15.1 million, $18.6 million and $1.3 million, respectively, in product from the venture and sold $95.2 million, $96.1 million and $63.2 million, respectively, in product to the venture.

       The Company has a 50% voting interest in Agriliance LLC, a joint venture with United Country Brands formed in July 2000. For the years ended December 31, 2003, 2002 and 2001, the Company sold services to the venture of $9.2 million, $8.3 million and $7.1 million, respectively.

SEGMENT INFORMATION

                                                        DAIRY FOODS      FEED          SEED          SWINE
                                                        -----------   -----------   -----------   -----------
For the year ended December 31, 2003
  Net sales                                             $ 2,969,380   $ 2,467,207   $   479,309   $    91,187
  Cost of sales (1)                                       2,797,079     2,179,115       416,213        88,581
  Selling,general and administrative                        141,368       229,989        46,354         5,285
  Restructuring and impairment charges                        2,605         1,962         1,775         1,144
  Interest expense (income), net                             29,107        28,133         3,384         5,882
  Gain on legal settlements                                    (103)      (22,429)           --            --
  Other (income) expense, net                                (1,384)         (727)           --            --
  Equity in (earnings) loss of affiliated companies          (4,952)       (1,641)           --           105
  Minority interest in earnings of subsidiaries                  --         6,366            --            --
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $     5,660   $    46,439   $    11,583   $    (9,810)
                                                        ===========   ===========   ===========   ===========

For the year ended December 31, 2002
  Net sales                                             $ 2,903,144   $ 2,444,668   $   406,871   $    83,239
  Cost of sales (1)                                       2,743,882     2,155,342       353,852        93,482
  Selling, general and administrative                       156,016       235,835        44,272         5,795
  Restructuring and impairment charges                       19,647        11,765            --            --
  Interest expense (income), net                             20,136        36,427         4,318         5,521
  Gain on legal settlements                                  (3,166)     (152,378)           --            --
  Other (income) expense, net                                (1,796)       (2,642)       (3,956)          119
  Equity in loss (earnings) of affiliated companies             580        (1,560)           75         1,491
  Minority interest in (loss) earnings of subsidiaries          (21)        5,380            19            --
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $   (32,134)  $   156,499   $     8,291   $   (23,169)
                                                        ===========   ===========   ===========   ===========

For the year ended December 31, 2001
  Net sales                                             $ 3,469,279   $ 1,864,021   $   413,567   $   109,895
  Cost of sales (1)                                       3,233,856     1,691,309       354,175        96,980
  Selling, general and administrative                       168,940       133,438        49,127         5,155
  Restructuring and impairment charges                        1,661           272            --         1,800
  Interest expense (income), net                             20,046        13,786         6,268         6,182
  Gain on legal settlements                                      --        (2,996)           --            --
  Other expense (income), net                                    --            --            66            --
  Equity in (earnings) loss of affiliated companies          (4,940)       (4,437)          324        (3,325)
  Minority interest in (loss) earnings of subsidiaries       (1,000)        7,992             6            --
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $    50,716   $    24,657   $     3,601   $     3,103
                                                        ===========   ===========   ===========   ===========

2003

Total assets                                            $   948,706   $ 1,056,186   $   439,858   $    69,294
Depreciation and amortization                                42,958        44,895         2,156         3,548
Capital expenditures                                         28,220        24,049           542         5,060

2002

Total assets                                            $   936,297   $ 1,087,432   $   448,039   $    73,883
Depreciation and amortization                                36,831        46,555         3,023         3,829
Capital expenditures                                         32,347        26,047           573         3,126

2001

Total assets                                            $   730,365   $   981,229   $   379,912   $    77,911
Depreciation and amortization                                42,466        31,707         5,008         5,575
Capital expenditures                                         37,749        24,872         2,685         7,310
                                                        ===========   ===========   ===========   ===========

(1) Cost of sales includes unrealized hedging
  (gains) losses of:                                    Dairy Foods       Feed         Seed          Swine
                                                        -----------   -----------   -----------   -----------
  2003                                                  $    (3,035)  $   (11,802)  $    (2,645)  $    (1,980)
  2002                                                          394          (154)       (2,265)          888
  2001                                                          139         3,735         2,265           423





                                                                                      OTHER/
                                                         AGRONOMY       LAYERS     ELIMINATIONS  CONSOLIDATED
                                                        -----------   -----------  ------------  ------------
For the year ended December 31, 2003
  Net sales                                             $        --   $   317,829   $    (4,456)  $ 6,320,456
  Cost of sales (1)                                              --       264,727       (10,468)    5,735,247
  Selling,general and administrative                         13,993        24,598         6,754       468,341
  Restructuring and impairment charges                           --            --            --         7,486
  Interest expense (income), net                              9,019         9,869        (2,446)       82,948
  Gain on legal settlements                                      --          (310)           --       (22,842)
  Other (income) expense, net                                    --            --           525        (1,586)
  Equity in (earnings) loss of affiliated companies         (36,237)      (14,480)           60       (57,145)
  Minority interest in earnings of subsidiaries                  --            --            --         6,366
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $    13,225   $    33,425   $     1,119   $   101,641
                                                        ===========   ===========   ===========   ===========

For the year ended December 31, 2002
  Net sales                                             $        --   $        --   $     8,942   $ 5,846,864
  Cost of sales (1)                                              --            --         3,865     5,350,423
  Selling, general and administrative                        18,885         2,120         7,725       470,648
  Restructuring and impairment charges                           --            --            --        31,412
  Interest expense (income), net                              9,469         4,509        (1,709)       78,671
  Gain on legal settlements                                      --            --            --      (155,544)
  Other (income) expense, net                                    --            --            32        (8,243)
  Equity in loss (earnings) of affiliated companies         (26,598)        2,915           422       (22,675)
  Minority interest in (loss) earnings of subsidiaries           --            --           109         5,487
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $    (1,756)  $    (9,544)  $    (1,502)  $    96,685
                                                        ===========   ===========   ===========   ===========

For the year ended December 31, 2001
  Net sales                                             $        --   $        --   $     8,096   $ 5,864,858
  Cost of sales (1)                                              --            --         2,285     5,378,605
  Selling, general and administrative                        16,511           329         8,829       382,329
  Restructuring and impairment charges                           --            --            --         3,733
  Interest expense (income), net                              8,057         3,281        (1,936)       55,684
  Gain on legal settlements                                      --            --            --        (2,996)
  Other expense (income), net                                  (117)           --        23,168        23,117
  Equity in (earnings) loss of affiliated companies         (34,704)       (1,771)          270       (48,583)
  Minority interest in (loss) earnings of subsidiaries           --            --          (116)        6,882
                                                        -----------   -----------   -----------   -----------
  Earnings (loss) before income taxes                   $    10,253   $    (1,839)  $   (24,404)  $    66,087
                                                        ===========   ===========   ===========   ===========

2003

Total assets                                            $   423,341   $   315,555   $   145,216   $ 3,398,156
Depreciation and amortization                                 6,101         6,326        14,784       120,768
Capital expenditures                                             --         3,769        12,412        74,052

2002

Total assets                                            $   426,696   $    58,332   $   215,643   $ 3,246,322
Depreciation and amortization                                 6,090           873         9,561       106,762
Capital expenditures                                             --            --        25,344        87,437

2001

Total assets                                            $   411,738   $    60,364   $   449,859   $ 3,091,378
Depreciation and amortization                                 6,321           329         5,882        97,288
Capital expenditures                                             --            --        11,320        83,936
                                                        ===========   ===========   ===========   ===========

(1) Cost of sales includes unrealized hedging
  (gains) losses of:                                     Agronomy       Layers         Other     Consolidated
                                                        -----------   -----------   -----------  ------------
  2003                                                  $        --   $        --   $        --   $   (19,462)
  2002                                                           --            --            --        (1,137)
  2001                                                           --            --            --         6,562

REPORT OF MANAGEMENT

The management of Land O'Lakes, Inc. is responsible for the preparation and integrity of the consolidated financial statements. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America using management's estimates and judgments where necessary.

       Land O'Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program.

       The Board of Directors, through the Audit Committee,is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.

       KPMG LLP, independent auditors, is retained to audit the consolidated financial statements. Their report follows.


/s/ JOHN E. GHERTY

John E. Gherty
President and Chief Executive Officer


/s/ DANIEL E. KNUTSON

Daniel E. Knutson
Senior Vice President and Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

The Board of Directors
Land O'Lakes, Inc.:

We have audited the accompanying consolidated balance sheets of Land O'Lakes, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2003, appearing on pages 16 through 31. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of MoArk LLC, a majority-owned subsidiary, as of and for the eleven months ended December 27, 2003, which statements reflect total assets and revenues constituting eight percent and five percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MoArk LLC, is based solely on the report of the other auditors.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

       In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O'Lakes, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

       As discussed in Note 1 to the consolidated financial statements, in 2003, the Company adopted the provisions of the Financial Accounting Standards Board's Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." In 2002, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


/s/ KPMG LLP

Minneapolis, Minnesota
January 30, 2004

TEN YEARS IN REVIEW

($ in millions)
                                    2003     2002     2001     2000     1999     1998     1997     1996     1995     1994
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
OPERATIONS:
Net sales                          $6,320   $5,847   $5,865   $5,673   $5,616   $5,174   $4,195   $3,486   $3,014   $2,859
Earnings before income taxes          102       97       66       90       21       70      107      129      132       82
Net earnings                           84       99       71      103       21       69       95      119      121       75
Allocated patronage refunds            40       97       71      142       35       76       84      101      104       66
Cash returned to members               24       38       47       54       49       40       59       53       46       41
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
FINANCIAL POSITION:
Working capital                    $  459   $  209   $  405   $  324   $  362   $  305   $  228   $  199   $  185   $  151
Investments                           507      546      568      466      460      397      242      240      184      152
Property, plant and equipment, net    625      580      675      489      462      450      283      218      205      180
Property under capital lease, net     109      106       --       --       --       --       --       --       --       --
Total assets                        3,398    3,246    3,091    2,473    2,700    2,292    1,566    1,235    1,149      943
Long-term debt                      1,065    1,007    1,147      663      683      547      297      212      180      155
Equities                              897      912      837      805      769      781      539      480      417      353
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
FINANCIAL MEASURES:
Return on equity                        9%      12%       9%      13%       3%      13%      20%      29%      34%      23%
Return on invested capital              8%       9%       9%       9%       5%      10%      16%      21%      24%      17%
Long-term debt-to-capital              53%      51%      56%      44%      47%      41%      35%      30%      30%      30%
Current ratio                        1.42     1.18     1.44     1.36     1.31     1.34     1.34     1.40     1.36     1.38
                                   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======


SENIOR STRATEGY TEAM

JACK GHERTY                                 FERNANDO PALACIOS
President and Chief Executive Officer,      Vice President, Operations and
Land O'Lakes, Inc.                          Supply Chain, Dairy Foods

DUANE HALVERSON                             DON BERG
Executive Vice President,                   Chief Vice President, Public Affairs
Operating Officer, Ag Services
                                            KAREN GRABOW
CHRIS POLICINSKI                            Vice President, Human Resources
Executive Vice President, Chief
Operating Officer, Dairy Foods              DAVID HETTINGA
                                            Vice President, Research,
DAN KNUTSON                                 Technology and Engineering
Senior Vice President,
Chief Financial Officer                     JOHN REBANE
                                            Vice President, General Counsel
BOB DEGREGORIO
President, Land O'Lakes Farmland Feed       JIM WAHRENBROCK
                                            Vice President, Planning and
                                            Business Development


FORWARD-LOOKING STATEMENTS

Throughout this report to stakeholders, we discuss some of our expectations regarding Land O'Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, our ability to timely complete the Phase II expansion at CPI and to increase the plant's profitability may be affected by, among other things, construction delays, consumer demand and preferences, commodity prices, our competitive environment, changes in regulations pertaining to milk marketing and the availability of adequate milk supply. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O'Lakes Annual Report on Form 10-K for the year ended December 31, 2002, which can be found on the Securities and Exchange Commission website (www.sec.gov).